AMENDED AND RESTATED BYLAWS
OF THE
FEDERAL HOME LOAN BANK OF BOSTON

(Effective July 24, 2026)

Table of Contents

ARTICLE I. OFFICES	1
1.1. PRINCIPAL OFFICE.	1
1.2. OTHER OFFICES.	1
ARTICLE II. STOCKHOLDERS’ MEETING	1
2.1. ANNUAL MEETING.	1
2.2. SPECIAL MEETING.	1
2.3. NOTICE OF MEETINGS; PRESIDING OFFICER.	1
2.4. STOCKHOLDER VOTING.	1
ARTICLE III. DIRECTORS	2
3.1. POWERS.	2
3.2. NUMBER, COMPOSITION, AND TERM.	2
3.3. NOMINATING INDEPENDENT DIRECTORSHIPS.	2
3.4. VACANCIES.	3
3.5. REGULAR MEETINGS.	3
3.6. SPECIAL MEETINGS.	3
3.7. QUORUM; ACTION AT A MEETING.	3
3.8. TELECONFERENCES; CONSENT IN LIEU OF MEETING.	4
3.9. OFFICERS OF THE BOARD.	4
3.10. ORDER OF BUSINESS; PRESIDING OFFICER.	5
3.11. COMPENSATION.	5
3.12. REMOVAL.	5
ARTICLE IV. BOARD COMMITTEES	6
4.1. GENERAL.	6
4.2. EXECUTIVE COMMITTEE.	6
4.3. AUDIT COMMITTEE.	7
4.4. RISK COMMITTEE.	7
4.5. COMMITTEE LIAISONS.	8
ARTICLE V. OFFICERS	8
5.1. GENERAL.	8
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5.2. PRESIDENT.	8
5.3. TERM; APPOINTMENT OF OFFICERS.	8
5.4. POWERS AND DUTIES.	8
ARTICLE VI. CAPITAL STOCK	9
6.1. ISSUANCE, TRANSFER, REDEMPTION, REPURCHASE AND DIVIDENDS.	9
ARTICLE VII. GENERAL PROVISIONS	9
7.1. MINUTES.	9
7.2. CORPORATE SEAL.	9
7.3. BANKING HOURS.	9
7.4. SURETY BONDS.	9
7.5. SIGNING OF PAPERS.	10
7.6. OPERATIONS.	10
7.7. FISCAL YEAR.	10
7.8. AMENDMENT.	10
7.9. APPLICABLE LAW.	10
7.10. ELECTRONIC DOCUMENTS AND SIGNATURES.	11
ARTICLE VIII. INDEMNIFICATION; LIMITATION OF LIABILITY OF DIRECTORS	11
8.1. GENERAL.	11
8.2. CERTAIN CONDITIONS.	11
8.3. ADVANCEMENT OF EXPENSES.	12
8.4. TIMING; ENFORCEMENT.	13
8.5. RIGHTS NOT EXCLUSIVE.	13
8.6. INDEMNIFICATION OF AGENTS OF THE BANK.	13
8.7. INSURANCE.	13
8.8. LIMITATIONS IMPOSED BY LAW.	13
8.9. SURVIVAL OF RIGHTS.	14
8.10. LIMITATION OF LIABILITY.	14
ARTICLE IX. EMERGENCY BYLAWS PROVISIONS	15
9.1. EMERGENCY BYLAWS.	15
9.2. MEETINGS.	15
9.3. QUORUM.	15
9.4. BYLAWS.	15
9.5. LIABILITY.	15
9.6. REPEAL OR CHANGE.	16
ii
July 24, 2026

AMENDED AND RESTATED BYLAWS
OF THE
FEDERAL HOME LOAN BANK OF BOSTON

(Effective July 24, 2026)

ARTICLE I.
OFFICES
1.1.PRINCIPAL OFFICE. The principal office of the Federal Home Loan Bank of Boston (“Bank”) is located in the City of Boston, County of Suffolk, Commonwealth of Massachusetts.
1.2.OTHER OFFICES. In addition to its principal office, the Bank may maintain offices at any other place or places designated by the Board of Directors of the Federal Home Loan Bank of Boston (“Board”).
ARTICLE II.
STOCKHOLDERS’ MEETING
2.1.ANNUAL MEETING. An Annual Meeting of Stockholders may be held in any year at such time and place within the Bank’s district as the Board shall from time to time designate. If held, Annual Meetings shall be general meetings, the purpose of which shall be for the Bank to report to the stockholders on the operations and affairs of the Bank since the previous Annual Meeting. In addition, the Board, any officer of the Board, or the Chief Executive Officer of the Bank may submit such matters to the Annual Meeting as they may deem to be appropriate.
2.2.SPECIAL MEETING. Special meetings of the stockholders of the Bank shall be called by the Board or Executive Committee upon written request of either the Chair or the Chief Executive Officer of the Bank or a majority of the Directors then in office. The Board or Executive Committee shall designate the time and place for such special meeting to be held no fewer than fifteen (15) days, nor more than sixty (60) days, after such request therefor. Should the Board or Executive Committee fail to act for a period of thirty (30) days after request for such meeting, the Secretary of the Bank shall designate a time and place.
2.3.NOTICE OF MEETINGS; PRESIDING OFFICER. Notice of any annual or special meeting of stockholders stating the time and place of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given to each stockholder at least ten (10) days prior to such meeting. The Chair, or in his or her absence the Vice Chair, or in the absence of both, the Chief Executive Officer of the Bank, shall preside at all meetings of the stockholders.
2.4.STOCKHOLDER VOTING. The stockholders of the Bank shall be entitled to vote for the election of directors of the Bank in accordance with the Rules and Regulations of the Federal Housing Finance Agency (“FHFA”) or any successor
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regulator of the Bank (the “Regulations”). The stockholders shall be entitled to vote only in the manner, and with respect to such matters, if any, as may be provided for (a) in the Capital Plan of the Bank, as in effect from time to time, or (b) in the Federal Home Loan Bank Act, as amended from time to time, or the Safety and Soundness Act, as amended from time to time (collectively, the “Act”), or the Regulations.
ARTICLE III.
DIRECTORS
3.1.POWERS. The corporate powers of the Bank shall be exercised by or under the authority of, and the business and affairs of the Bank shall be managed by or under the direction of, the Board. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, may exercise the powers of the full Board.
3.2.NUMBER, COMPOSITION, AND TERM. The number of Directors shall be designated from time to time by the FHFA, provided that the number so fixed shall be not less than the number required by the Act and the Regulations. Directors shall be divided into two classes: (1) those who are elected by a plurality of the votes of the members of a state located in the district from among eligible persons nominated by a member institution within that state, as provided in the Act and the Regulations (“Member Directors”); and (2) those who are elected by a plurality of the votes of the members of the Bank at large from among eligible persons nominated by the Board in the manner set forth in Section 3.3 below (“Independent Directors”). The number of Member Directors assigned to each state in the district, and the total number of Independent Directors, shall be designated by the FHFA from time to time in the manner provided in the Act and the Regulations, provided that Member Directors must constitute a majority of the Board and Independent Directors must constitute not less than forty percent (40%) of the Board. Annually, the Board shall determine how many, if any, of the independent directorships with terms beginning the following January 1st shall be designated as “public interest” directorships, as such term is used in the Act and the Regulations, provided the Bank shall at all times have at least two public interest directorships. The Directors shall be nominated and elected in such a manner for such terms of office as provided in the Act and Regulations and shall meet and maintain the eligibility requirements in the Act and Regulations.
3.3.NOMINATING INDEPENDENT DIRECTORSHIPS.
(a)Nominations; Governance Committee Role; Factors Considered. The Board committee responsible for corporate governance (“Governance Committee”) shall make recommendations to the Board on nominations for independent directorships, and the Board shall make such nominations. Factors that the Governance Committee and the Board may consider include, but are not limited to, current or prior experience on the Board, qualifications of nominees, skills and experience most likely to add strength to the Board, skills and experience consistent with the requirements of the Regulations, and diversity of the Board. The Governance Committee may solicit potential nominees in any manner it deems appropriate from any individuals or parties, including but not

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limited to Directors; members; trade groups; organizations representing affordable housing, economic development, consumer or community interests; or other interested parties, but will only nominate a candidate who meets the eligibility requirements set forth in the Regulations and has timely submitted an application in the form promulgated by the FHFA.
(b)Consultation with the Advisory Council. The Board of Directors, the Governance Committee, or one or more designees of the Board or Governance Committee, shall consult with the Bank’s Advisory Council about applicants for independent directorships. The Board shall take the results of such consultation into consideration in making nominations for independent directorships. Prior to announcing any independent director nominee(s), the Bank shall deliver to the FHFA, for its review as required by the Regulations, the application form(s) submitted by the Board’s nominee(s).
3.4.VACANCIES. Any vacancy in the Board shall be filled by vote of a majority of the remaining Directors with an individual who satisfies all the eligibility requirements in the Act and the Regulations for the vacant directorship (whether it be a member directorship or an independent directorship). Filling an independent directorship vacancy shall be subject to the requirements of Section 3.3(b). Any Director appointed to fill a vacancy shall serve for the remainder of the unexpired term of office of the vacant directorship, unless otherwise provided in the Act or the Regulations.
3.5.REGULAR MEETINGS. Regular meetings of the Board or any committee thereof may be held at such time and place as shall be determined from time to time by the Board. Regular meetings may be held without notice thereof.
3.6.SPECIAL MEETINGS. Special meetings of the Board may be called by or at the direction of the Chair or the Chief Executive Officer of the Bank, and special meetings of any committee of the Board may be called by or at the direction of its Chair (or in the absence of the committee Chair, by or at the direction of the committee Vice Chair, the Chair of the Board or the Chief Executive Officer), on at least five (5) days’ mailed notice or 24 hours telephonic, e-mail, facsimile, or similar notice to each Director or committee member, as the case may be, and shall be called upon like notice by the Secretary of the Bank on the written request of three Directors or two committee members, as the case may be, stating the reasons therefor. The notice of such special meetings shall stipulate the time and place of such meetings and shall contain a statement of the purpose or purposes of such meetings. Such meetings may be held at any time and place without previous notice if all of the Directors or committee members (a) are actually in attendance (other than attendance for the purpose of objecting to the holding of the meeting or the transaction of any business at the meeting) or (b) waive the receipt of notice by a writing or electronic transmission executed or sent before or after the meeting and filed with the records of the meeting.
3.7.QUORUM; ACTION AT A MEETING. At any regular or special meeting of the Board of Directors, or a committee thereof, a majority of the Directors or committee members then in office shall constitute a quorum for the transaction of business, but a smaller number may adjourn the meeting from time to time until a quorum

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is present. Ex officio members of a committee shall be disregarded in determining the size of the quorum required for such committee to take action. However, if present at a committee meeting, any ex officio member shall be counted for purposes of establishing whether a quorum exists at the meeting, and shall be entitled to vote unless otherwise provided in a committee’s charter. A quorum being present, a majority of the Directors present at any meeting of the Board, and a majority of the committee members present at any meeting of a Board committee, shall decide questions submitted for decision, unless a greater number is prescribed by applicable law or by these Bylaws. A quorum being present, the Chair of the Board or the committee, as the case may be, may, subject to applicable law and these Bylaws, utilize agenda structures designed to facilitate the efficient consideration and approval of routine, ministerial, or non‑controversial matters, where the Directors have been provided sufficient information in advance to permit informed decision‑making and without limiting or modifying the fiduciary duties of the Directors, provided, however, that any Director shall have the right to have any matter removed for separate consideration, discussion, or a separate vote.
3.8.TELECONFERENCES; CONSENT IN LIEU OF MEETING. Any regular or special meeting of the Board or any committee thereof may be held by means of video conferencing, conference telephone, or similar communications equipment by which all persons participating in the meeting can hear each other (“teleconference”), and a Director participating in a meeting by this means is considered to be present at the meeting in person. However, a decision to hold a meeting of the Board or a committee entirely by teleconference must be made by the Chair of the Board or the committee, as the case may be (or, if there is a vacancy in the position of Chair or during the absence or disability of the Chair, by the Vice Chair, of the Board or the committee or by the Chief Executive Officer). Any action required or permitted to be taken by the Board or any committee thereof may be taken without a meeting if all members of the Board or such committee, as the case may be, give their consent thereto in writing or by electronic transmission. Such writing(s) or copies of such electronic transmission(s) shall be filed with the minutes or records of the Board or the committee, as the case may be.
3.9.OFFICERS OF THE BOARD.
(a)The officers of the Board shall be a Chair and a Vice Chair, each elected from among the directors for a two-year term by vote of a majority of the Directors then in office. A Member Director shall at all times hold at least one of these positions (including, if applicable, the positions of Acting Chair or Acting Vice Chair), except during a vacancy in one or both of the positions. In the event of the absence or disability of the Chair for any period or in the event of a vacancy in the office of the Chair, the Vice Chair shall perform such duties until the Board has filled the vacancy or the remaining term of the Chair has expired. In the event neither the Chair nor the Vice Chair is available to carry out the requirements of the Chair for any period or in the event of concurrent vacancies in the offices of Chair and the Vice Chair, a majority of the Directors then in office (a) shall elect from among the directors an Acting Chair to fulfill the duties usually performed by the Chair of the Board until the vacancy has been filled or the remaining term of the Chair has expired, and (b) may elect from among the

July 24, 2026

directors an Acting Vice Chair to fulfill the duties usually performed by the Vice Chair of the Board until the vacancy has been filled or the remaining term of the Vice Chair has expired.
(b)The officers of the Board shall have such duties as are usually incident to their respective offices and such as may be assigned to them by the Board. The Chair of the Board shall be Chair of the Executive Committee of the Board and shall be a member ex officio of each other committee of the Board.
(c)The Chair, Vice Chair, Acting Chair or Acting Vice Chair of the Board may be removed from his or her position as an officer of the Board with or without cause by vote of a majority of the Directors then in office at any regular meeting of the Board, or special meeting of the Board called for that purpose. A successor to the officer being removed shall then be elected by a majority of the Directors then in office to complete the remaining term of the officer who was removed.
3.10.ORDER OF BUSINESS; PRESIDING OFFICER. At meetings of the Board or any committee thereof, business shall be transacted in such order as, from time to time, the Chair of the Board or the Chair of the applicable committee may determine. At all meetings of the Board or any committee thereof, the Chair, or in his or her absence the Vice Chair, of the Board or committee, as the case may be, or in the absence of both of these officers, a Chair pro tempore selected by the Board or committee, as the case may be, shall preside.
3.11.COMPENSATION. Members of the Board shall receive compensation for their services pursuant to a compensation policy appropriately adopted by the Board from time to time, and may receive reimbursement of expenses incurred in respect of rendering such services pursuant to the policies of the Bank, all compensation and expense reimbursement to be subject to the Act and Regulations.
3.12.REMOVAL. Any Director of the Bank may be removed from the Board only for good cause and only upon vote of at least 75% of the Directors then in office (other than the person whose removal is sought) and not by the shareholders. Notice of intention to seek such removal shall be furnished to the Director whose removal is sought at least 30 days prior to the date of the proposed Director meeting at which such removal will be considered, and such Director shall be entitled to appear personally and address the Directors attending such meeting. Removal for good cause, at a minimum, should be based upon (i) a violation of the Bank’s Code of Ethics and Business Conduct or other applicable Bank policy, (ii) violation of the Director’s duties and obligations as provided under the Act and the Regulations, or (iii) a determination by the Board, in its sole discretion, that continuation in office of such Director would be harmful to the best interests of the Bank.

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ARTICLE IV.
BOARD COMMITTEES
4.1.GENERAL.
(a)By no later than its first meeting of each year, the Board shall establish standing committees for the upcoming year, which shall include, without limitation, an Executive Committee (subject to Section 4.2 below), an Audit Committee (subject to Section 4.3 below), a Risk Committee (subject to Section 4.4 below), and committees that address compensation and corporate governance. In addition, the Board may, from time to time, designate members of the Board as a special ad hoc committee to handle such matters and with such powers as the Board may delegate.
(b)The Board shall, based upon the recommendation of the Chair, elect the members of each such committee annually to serve a one-year term, such membership to be selected so as to employ the services as nearly as is feasible of all of the members of the Board. Vacancies in committees shall also be filled by the Board. The Chair shall designate the chair of each such committee.
(c)Except as otherwise provided herein or required by the Act or the Regulations, each standing committee shall consist of two or more directors and shall have such duties, functions, responsibilities and powers as delegated by the Board, by adoption of its charter or otherwise. Committee charters, which shall also address the committee’s structure, processes and membership requirements, shall be approved annually by the Board following review by the committee. Notwithstanding anything to the contrary herein or in any committee charter, the Board may not delegate to any committee, including the Executive Committee, the authority to (i) approve a merger or similar significant transaction involving the Bank, (ii) approve a consent order, regulatory agreement or board resolution arising from a regulatory examination, (iii) authorize distributions or dividends to members/shareholders, (iv) appoint the President of the Bank, (v) remove a director or fill a vacancy on the Board, or (vi) amend or repeal these bylaws or the Bank’s organization certificate.
(d)Each committee may retain such outside counsel, experts and other advisors as such committee may deem appropriate. All votes taken by any committee shall promptly be reported to the Board. The designation of any committee and the delegation of authority thereto shall not operate to relieve the Board, or any Director, of any responsibility imposed by law, regulation, or these Bylaws.
4.2.EXECUTIVE COMMITTEE.
(a)Composition. The Executive Committee shall consist of the Chair of the Board, the Vice-Chair of the Board, and the chairs of each of the other standing committees or such other composition as may be determined by the Chair and approved by the Board. The Board may also select members of the Board as alternate members of the Executive Committee. If any member or members of the Executive Committee are

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unavailable for duty at a meeting, any alternate may serve and shall be empowered to act as a member of the committee for the meeting. If all of the alternate members of the Executive Committee are unavailable for duty at a meeting, any other member of the Board who may have been selected by the person calling a meeting of the committee may serve and shall be empowered to act as an alternate member of the committee for the meeting. The Chair of the Board, or in his or her absence, the Vice-Chair, or in the absence of both, a member, designated by a majority of the members present at any meeting, shall serve as Chair of the Executive Committee.
(b)Powers. During the intervals between the meetings of the Board, the Executive Committee shall possess and may exercise all of the powers of the Board in the management and direction of the affairs of the Bank in all cases in which specific directions shall not have been given by the Board; provided, however, that the Executive Committee shall possess no authority to take the actions set forth in Section 4.1(c). All actions by the Executive Committee shall be reported to the Board at its meeting next succeeding such action, and shall be subject to revision and alteration by the Board, provided that no rights of third parties shall be affected by any such revision or alteration.
(c)Rules of Procedure; Meetings. The Executive Committee shall fix its own rules of procedure, and shall meet as provided by such rules or by resolution of the Board, and it shall also meet at the call of the Chair of the Board or of the Chief Executive Officer of the Bank.
4.3.AUDIT COMMITTEE. The Audit Committee shall have, at a minimum, the number of members required by applicable law, regulations or listing standards (“applicable legal requirements”). The Audit Committee shall include, to the extent practicable, both Independent Directors and Member Directors (including representatives of community financial institutions, as defined in the Act), who satisfy the composition and independence criteria set forth in such applicable legal requirements, including Section 1239.32(c) of the Regulations. The Audit Committee shall have the duties and responsibilities specified in applicable law, including the Regulations, and in its charter, which shall be approved annually by the Board following review by the committee, and it shall operate in accordance with these Bylaws. The Audit Committee shall not be combined with any other committee.
4.4.RISK COMMITTEE. The Risk Committee shall assist the Board in carrying out its duties to oversee the Bank’s enterprise-wide risk management program. The Risk Committee shall have the duties and responsibilities specified in the Regulations and in its charter, which shall be approved annually by the Board following review by the committee. The Risk Committee shall have at least one member with risk management experience that is commensurate with the Bank’s capital structure, risk appetite, complexity, activities, size and other appropriate risk-related factors, and its other members will have, or will acquire within a reasonable time after being elected to the committee, a practical understanding of risk management principles and practices relevant to the Bank. The Risk Committee shall not be combined with any other committee.

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4.5.COMMITTEE LIAISONS. The President shall assign an officer of the Bank to act as management liaison to each Board Committee. Such committee liaisons shall attend Committee meetings and provide staffing support for the work of Board Committees. Each committee liaison shall serve as Secretary for the Committee to which he or she has been assigned, and in such capacity shall be responsible for preparing, or causing to be prepared, and signing minutes of Committee meetings.
ARTICLE V.
OFFICERS
5.1.GENERAL. The officers of the Bank shall be a President, one or more Vice Presidents (which may include Executive Vice Presidents, Senior Vice Presidents, First Vice Presidents, Assistant Vice Presidents, and other similar titles), a Treasurer and a Secretary. If a new officer level position is established, or if an officer level position becomes vacant, the President will have the authority to approve the creation of the new position, as well as approve the person who fills the new, or vacated, position; provided, however, that the approval of the Board, or any committee thereof, will be required for the promotion or hiring of any person to the Bank’s Management Committee. Except as otherwise prohibited by the Act or Regulations, the same person may hold two or more offices, but no person shall execute, acknowledge or verify any instrument in more than one capacity.

5.2.PRESIDENT. The President shall also be the Chief Executive Officer of the Bank and shall, subject to the direction of the Board, have responsibility for the general and active management of the business of the Bank, and for carrying out all orders and resolutions of the Board.
5.3.TERM; REMOVAL OF OFFICERS. All officers shall serve until their respective successors are appointed, or until the officer’s death, resignation or removal. Any officer of the Bank may be removed at any time, with or without cause, by the Board or the President; provided, however, that the approval of the Board, or any committee thereof, will be required for the removal of any officer that is a member of the Bank’s Management Committee.

5.4.POWERS AND DUTIES. The officers shall have such powers and duties as are usually incident to their respective offices and such as may be assigned to them by the Board, by the President or by another officer to whom such individual directly or indirectly reports. They shall have full responsibility for the operation of the Bank under the direction of the Board and the President. They shall make reports to committees of the Board with respect to matters under consideration or to be considered by such committees and shall report to the Board on material matters relating to the operation of the Bank at each regular meeting.

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ARTIVLE VI.
CAPITAL STOCK
6.1.ISSUANCE, TRANSFER, REDEMPTION, REPURCHASE AND DIVIDENDS. Each member and former member shall be required to acquire and retain capital stock in the manner and amount prescribed by the Act, the Regulations and the Capital Plan of the Bank, as in effect from time to time.
The manner of issuance, transfer, redemption, and repurchase of capital stock as well as the payment of dividends thereon shall be as prescribed in the Act, the Regulations, and the Capital Plan of the Bank, as in effect from time to time.
ARTICLE VII.
GENERAL PROVISIONS
7.1.MINUTES. Minutes of all meetings of the Board and of the Executive Committee shall, after approval thereof by the Board, be signed by the Chair or other presiding officer and the President and attested by the Secretary or Assistant Secretary of the Bank (if in attendance); provided, however, that the Chair, or in the Chair’s absence, the Vice Chair of the Governance Committee shall be responsible for recording or causing to be recorded the minutes of executive sessions of the Board at which no employee of the Bank other than the President is present. Minutes of meetings of Board committees shall, after approval thereof by the committee, be signed by the Chair of the committee or other presiding officer and attested by the officer assigned as management liaison to such committee or other officer acting in his or her stead. The original of such minutes or a scanned, immutable electronic copy of such original shall be maintained by the Secretary or Assistant Secretary, preserved by the Bank as a permanent record, and shall be made available to the examiners or other official representatives of the FHFA promptly upon request.
7.2.CORPORATE SEAL. The seal of the Bank, which shall be in charge of the Secretary, shall be a flat-faced circular die with the name of the Bank, the year of its organization, and an image of a home engraved thereon, or such other form of seal as the Board shall adopt from time to time. If and when so directed by the Board, a duplicate of the Seal may be kept and used by the Treasurer.
7.3.BANKING HOURS. The Bank shall be kept open for business for such hours as the President or his designee shall fix.
7.4.SURETY BONDS. The Bank shall maintain adequate surety bonds, covering all officers, employees, attorneys or agents having control over or access to monies or securities owned by the Bank or in its possession. The Bank shall comply with all provisions of the law as to the maintenance of liability, compensation, or other insurance, and shall maintain such additional forms and amounts of insurance as the Board or Chief Executive Officer, or his designees, may, from time to time determine necessary or advisable for the protection of the Bank and its Directors or employees.

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7.5.SIGNING OF PAPERS. All checks, contracts, deeds, bonds, assignments, releases or other documents of the Bank shall be signed in the name of the Bank by any officer or employee authorized by the Board of Directors. The Board may delegate to the President of the Bank the power to give specific officers and employees this signatory authority. When authorized by the Board, checks may be issued by the Bank bearing the facsimile signature of any officer or employee authorized by the Board. Any facsimile device shall be used and controlled in the manner and by the person or persons so authorized.
7.6.OPERATIONS. The Bank shall operate and do business within the provisions of the Act and the Regulations, its certificate of organization, its Capital Plan as in effect from time to time, these Bylaws and such directives not inconsistent with the foregoing as the Board may from time to time adopt.
7.7.FISCAL YEAR. The fiscal year of the Bank shall begin on the first day of January.
7.8.AMENDMENT. These Bylaws may be altered, amended or repealed and new Bylaws may be adopted only by vote of a majority of Directors then in office, consistent with Section 12(a) of the Federal Home Loan Bank Act (codified at 12 U.S.C. § 1432(a)).
7.9.APPLICABLE LAW.
(a)The corporate governance practices and procedures of the Bank, and practices and procedures relating to indemnification (including advancement of expenses), shall comply with and be subject to the Act and the Regulations, applicable authorizing statutes and other Federal law, rules, and regulations, and shall be consistent with the safe and sound operations of the Bank.
(b) Subject to, in whole and in part and not otherwise inconsistent with, the Act and the Regulations, the Bank has elected by promulgation of these Bylaws to follow the applicable corporate governance and indemnification practices and procedures contained in the Massachusetts Business Corporation Act (MBCA), Massachusetts General Laws, Chapter 156D, et seq., as the same may be amended from time to time. As provided in the Regulations, this election shall not create or be deemed to create any rights in any third party, including in any member or shareholder of the Bank, nor shall it cause or be deemed to cause the Bank to become subject to the jurisdiction of any state court with respect to the Bank’s corporate governance and indemnification practices and procedures. The foregoing election is not intended to include, and does not include, the application of MBCA provisions related to shareholders, such as shareholder procedural provisions, shareholder inspection rights or rights to obtain other information from a corporation’s management, shareholder voting, or shareholder meeting rights. Shareholder rights are governed solely by the Act, the Regulations and the Capital Plan. In construing the effect of the election of Massachusetts law, including provisions that may be ambiguous or inapplicable to the Bank in light of its establishment under federal authorizing statutes, and the primacy of

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federal laws, rules and regulations to its operations, the terms and intent of these Bylaws, as interpreted by reference to the Act, the Regulations, and other applicable federal law, rules, and regulations, shall take precedence over Massachusetts law.
7.10.ELECTRONIC DOCUMENTS AND SIGNATURES. Whenever these Bylaws require that a document, record or instrument be “written” or “in writing,” the requirement is deemed satisfied by an electronic document. Whenever these Bylaws require a signature, the requirement is deemed satisfied by an electronic signature.
ARTICLE VIII.
INDEMNIFICATION; LIMITATION OF LIABILITY OF DIRECTORS
8.1.GENERAL. Except as otherwise provided in Section 8.2 or Section 8.8 below, the Bank shall indemnify and hold harmless any person serving or who has served as a director, officer or employee of the Bank, or at its request as a director, officer, employee or fiduciary of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, or other enterprise (hereinafter an “Indemnitee”), against all Expenses actually and reasonably incurred or suffered by such Indemnitee in connection with the defense or disposition of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, and whether formal or informal, in which such Indemnitee may be involved (whether as a party or a witness) or with which he or she may be threatened, while in office or thereafter, by reason of his or her serving or having served in such capacity (hereinafter a “Proceeding”); provided, however, that the Bank shall indemnify any Indemnitee in connection with a Proceeding initiated by such Indemnitee only if the initiation of such Proceeding was authorized by the Board. The term “Expenses” means any liability fixed by a judgment, order, decree or award in a Proceeding, any penalties, fines or excise taxes payable as the result of any Proceeding, any amount reasonably paid in settlement of a Proceeding, and any legal or other professional fees or disbursements or other expenses reasonably incurred in connection with a Proceeding.
Any director, officer or employee of the Bank who is or was rendering services to any Pentegra entity, the Financing Corporation, the Resolution Funding Corporation, the Office of Finance, the Council of Federal Home Loan Banks, or any successor of the foregoing, or to any Federal Home Loan Bank System committee, including but not limited to the Bank Presidents’ Conference, shall be deemed to be serving or have served, at the request of the Bank.
8.2.CERTAIN CONDITIONS.
(a)Adjudication of Lack of Good Faith. No indemnification shall be provided to an Indemnitee with respect to a matter as to which such person shall have been adjudicated in any Proceeding not to have acted in good faith in the reasonable belief that the action of such person was in or not opposed to the best interests of the Bank (or, to the extent that such matter relates to service with respect to any employee benefit plan, in or not opposed to the best interests of the participants or beneficiaries of such employment benefit plan).

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(b)Wholly Successful. If an Indemnitee is wholly successful, on the merits or otherwise, in the defense of a Proceeding, he or she shall be entitled to indemnification against Expenses incurred in connection with the Proceeding without regard to the standard of conduct requirement set forth in Section 8.2(c) below.
(c)Standard of Conduct Requirement. Except as set forth in Section 8.2(b) above, an Indemnitee shall be entitled to indemnification with respect to a Proceeding only if a determination is made that, with respect to the subject matter of such Proceeding, such Indemnitee: (x) conducted him/herself in good faith, (y) reasonably believed that his or her actions were in, or at least not opposed to, the best interests of the Bank (or, to the extent that such matter relates to service with respect to any employee benefit plan, in or not opposed to the best interests of the participants or beneficiaries of such employee benefit plan), and (z) with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Such determination shall be made in the following manner:
(i)If there are two or more Directors then in office who are not a party to the Proceeding (“Disinterested Directors”), by a majority vote all the Disinterested Directors (a majority of whom shall for such purpose constitute a quorum) (such a vote is referred to as a “Disinterested Director Vote”); or
(ii)By a majority vote of the members of a committee of the Board consisting of two or more disinterested directors, such committee to be appointed for such purpose by a Disinterested Director Vote; or
(iii)If there are fewer than two Disinterested Directors in office, then by a majority of all the Directors then in office, provided they have obtained an opinion in writing of special independent legal counsel appointed by vote of a majority of all the Directors then in office to the effect that, based upon a reasonable investigation of the relevant facts as described in such opinion, such director, officer or employee appears to have met the standard of conduct set forth in clauses (x), (y) and (z) of this Section 8.2(c).
The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not meet the standard of conduct set forth in clauses (x), (y) and (z) of this Section 8.2(c).
8.3.ADVANCEMENT OF EXPENSES. If authorized by a Disinterested Director Vote, or otherwise in the manner specified for making determinations under Section 8.2(c), Expenses (including reasonable attorney’s fees, costs and charges) incurred by an Indemnitee in connection with a Proceeding shall be paid or reimbursed by the Bank in advance of the final disposition of such Proceeding upon receipt from such Indemnitee of (i) a written affirmation of his or her good faith belief that he or she has met the standard of conduct described in clauses (x), (y) and (z) of Section 8.2(c), and (ii) his or her written undertaking to repay any funds advanced if: (A) it shall be ultimately determined that he or she is not entitled to be indemnified by the Bank as

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authorized in this Article VIII; or (B) any of the conditions set forth in 12 C.F.R. § 1231.4(b)(2) apply. The Board shall consider a request by an Indemnitee for advancement of expenses within sixty (60) days following the receipt of such affirmation and undertaking.
8.4.TIMING; ENFORCEMENT. Any indemnification or advancement of expenses under this Article VIII shall be made promptly, but in any event no later than sixty (60) days after the date a written request (including the required affirmation and undertaking) from the person seeking indemnification or advancement of expenses was received by the Bank. The right to indemnification or advancement of expenses as granted by this Article VIII shall be enforceable by such director, officer or employee in any court of competent jurisdiction, if the Bank denies such request, in whole or in part, or if no disposition thereof is made within 60 days. Such person’s costs and expenses incurred in connection with successfully establishing his/her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Bank.
8.5.RIGHTS NOT EXCLUSIVE. The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, bylaw, agreement, vote of stockholders or Disinterested Directors or otherwise, both as to actions in such persons’ official capacity and as to actions in another capacity undertaken at the request of the Bank, while holding such office.
8.6.INDEMNIFICATION OF AGENTS OF THE BANK. The Bank may, to the extent authorized by the Board from time to time, grant rights to indemnification and advancement of expenses to agents of the Bank to the full extent of the provisions of this Article VIII with respect to the indemnification of directors, officers or employees of the Bank.
8.7.INSURANCE. Except to the extent prohibited by the Act or the Regulations (including, without limitation, 12 C.F.R. § 1231.4), the Bank shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Bank, or is or was serving at the request of the Bank as a director, officer, employee, fiduciary or agent of any corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise against any liability asserted or threatened against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the Bank would have the power to indemnify such person against such liability under the provisions of this Article VIII.
8.8.LIMITATIONS IMPOSED BY LAW. Notwithstanding any other provision set forth in this Article VIII, in no event shall the Bank be obligated to make any indemnification payments, or advance any expenses, pursuant to this Article VIII that would exceed the amount permissible under the Act, the Regulations, or other applicable law, including, without limitation, 12 C.F.R. § 1231.4.

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8.9.SURVIVAL OF RIGHTS.
(a)The indemnification and advancement of expenses provided by, or granted pursuant to this Article VIII, shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
(b)In the event that any change is made to these Bylaws to reduce or eliminate the indemnification and advancement of expenses provisions of this Article VIII, such provisions shall continue unchanged as to any director, officer, employee or agent of the Bank, with respect to any action taken or omitted by such director, officer, employee or agent (in such person's position with the Bank or any other entity which such person is or was serving at the request of the Bank) prior to the time that such change is the Bylaws was made.
(c)If this Article VIII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, the Bank shall nevertheless indemnify each person entitled to indemnification under Section 8.1 as to all Expenses actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this Article VIII to the full extent permitted by any applicable portion of this Article VIII that shall not have been invalidated and to the full extent permitted by applicable law.
(d)All rights to indemnification and advancement of expenses under this Article VIII shall be deemed to be a contract between the Bank and each director, officer or employee of the Bank who serves or served in such capacity at any time while this Article VIII is in effect. Any repeal or modification of this Article VIII shall not in any way diminish any rights to indemnification or advancement of expenses of such director, officer or employee or the obligations of the Bank arising hereunder with respect to any proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such modification or repeal.
(e)For the purposes of this Article VIII, references to “the Bank” include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation, so that any person who is or was a director or officer of such a constituent corporation or is or was serving at the request of such constituent corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise shall stand in the same position under the provisions of this Article VIII, with respect to the resulting or surviving corporation, as he would if he or she had served the resulting or surviving corporation in the same capacity.
8.10.LIMITATION OF LIABILITY. A director of the Bank shall not be personally liable to the Bank or its members for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Bank or its members, (ii) for acts

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or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for improper distributions; or (iv) for any transaction from which the director derived an improper personal benefit. This Section 8.10 shall be deemed to constitute a provision of the Bank’s “articles of organization,” as such term is used in the MBCA.
ARTICLE IX.
EMERGENCY BYLAWS PROVISIONS
9.1.EMERGENCY BYLAWS. This Article IX shall be operative during any emergency in which a quorum of the Board or, if one has been constituted, the Executive Committee thereof, cannot be readily assembled, in person or telephonically, because of some catastrophic event (an “emergency”). An emergency may be declared by any Director or by any officer at the level of executive vice president or above calling a meeting under Section 9.2, and such declaration shall be ratified by the act of the majority of the Directors or committee members, as the case may be, present at such meeting at which a quorum, pursuant to Section 9.3, is present. Such emergency shall terminate by the act of the majority of the Directors or committee members, as the case may be, present at any meeting at which a quorum, pursuant to Section 9.3, or pursuant to Section 3.7, is present. To the extent not inconsistent with the provisions of this Article, the bylaws provided in the preceding Articles shall remain in effect during such emergency, and upon termination of such emergency, the provisions of this Article IX shall cease to be operative.
9.2.MEETINGS. During any emergency, a meeting of the Board, or any committee thereof, may be called by any Director or by any officer at the level of executive vice president or above. Notice of the time and place of the meeting shall be given by any available means of communication by the person calling the meeting to all such Directors, as defined in Section 9.3, as it may be feasible to reach. Such notice shall be given at such time in advance of the meeting as, in the judgment of the person calling the meeting, circumstances permit.
9.3.QUORUM. At any meeting of the Board, or any committee thereof, called in accordance with Section 9.2, the presence or participation of two Directors (who, in the case of a committee meeting, shall be members, including ex officio members, of such committee) shall constitute a quorum for the transaction of business.
9.4.BYLAWS. At any meeting called in accordance with Section 9.2, the Board or the committees thereof, as the case may be, may modify, amend or add to the provisions of this Article IX so as to make any provision that may be practical or necessary for the circumstances of the emergency.
9.5. LIABILITY. No officer, Director, employee, or agent of the Bank acting in accordance with the provisions of this Article IX shall be liable for any action taken in good faith in accordance with the emergency bylaws.

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9.6.REPEAL OR CHANGE. The provisions of this Article IX shall be subject to repeal or change by further action of the Board, but no such repeal or change shall modify the provisions of Section 9.5 with regard to action taken prior to the time of such repeal or change.

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